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                      RUBY TUESDAY, INC. AND SUBSIDIARIES

                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT



     (a) The Registrant has no parent.

     (b)  The  Registrant's   subsidiaries  and  their   jurisdictions  of  each
          organization are as follows (100% of voting securities of each subsidiary owned by the Registrant):

Delaware:

     Ruby Tuesday Business Development, Inc.

Tennessee:

     Quality Outdoor Services, Inc.

In addition to the subsidiaries listed above, the Registrant has a minority ownership in several operating companies, several wholly-owned subsidiaries which hold minority interests in operating companies, and several wholly- owned subsidiaries and/or minority interests in non-operating companies created solely for the purpose of holding certain licenses.